Exhibit 21.1

Subsidiaries of Smile Brands Group Inc.

Name	Jurisdiction
ConsumerHealth, Inc. (dba Newport Dental)	California
SB Holdings 1, Inc.	Delaware
SB Holdings 2, Inc.	Delaware
SB Holdings 3, Inc.	Texas
SB Holdings 4, Inc.	Delaware
Smile Brands East, Inc.	Delaware
Smile Brands Inc.	Washington
Smile Brands of Abilene, L.P.	Texas
Smile Brands of Arkansas, Inc.	Arkansas
Smile Brands of Cleveland, Inc.	Ohio
Smile Brands of Indiana, Inc.	Indiana
Smile Brands of Midland/Odessa, L.P.	Texas
Smile Brands of Pennsylvania, Inc.	Pennsylvania
Smile Brands of Tennessee, Inc.	Tennessee
Smile Brands of Texas, L.P.	Texas
Smile Brands Southwest, Inc.	Texas
Smile Brands West, Inc.	Delaware
Smile Now! Finance, Inc.	Delaware
VFD of Georgia, Inc.	Delaware